As filed with the Securities and Exchange Commission on August 13, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Far East Energy Corporation

(Exact name of registrant as specified in its charter)

Nevada	33-0595156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

(832) 598-0470

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. McElwrath, Chief Executive Officer

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

(832) 598-0470

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Amar Budarapu

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per security (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	57,586,439 shares	$0.15	$8,637,966	$1,178

(1)	The registrant is hereby registering the sale by certain selling stockholders of up to 57,586,439 shares of its common stock issuable upon exercise of warrants. Pursuant to and in accordance with Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar capital adjustments and transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(g), the registration fee is calculated on the basis of the average bid and ask prices of the common stock on August 8, 2013, as reported on the OTC Bulletin Board. It is not known how many shares of Common Stock will be sold under this registration statement or at what price or prices such shares will be sold.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 13, 2013

PROSPECTUS

57,586,439 Shares of Common Stock

This prospectus covers up to 57,586,439 shares of common stock, par value $0.001, of Far East Energy Corporation, a Nevada corporation, issuable upon the exercise of warrants, which shares of common stock may be sold or otherwise disposed of by the selling stockholders named herein, or their transferees.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices or negotiated prices. See “Plan of Distribution” on page 22 for a description of how the selling stockholders may dispose of the shares covered by this prospectus. We will not receive any of the proceeds from sales of common stock made by the selling stockholders pursuant to this prospectus. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FEEC”. On August 8, 2013, the last reported sale price for our common stock on OTC Bulletin Board was $0.14 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                         , 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, on August 13, 2013, pursuant to which the selling stockholders may sell or otherwise dispose up to 57,586,439 shares of our common stock issuable upon the exercise of warrants, from time to time. We will not receive any of the proceeds from these sales, except that upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. You should assume that the information in this prospectus, any applicable prospectus supplement, or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We urge you to read carefully this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information.”

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Far East Energy,” “the company,” “we,” “us,” “our” or similar references mean Far East Energy Corporation together with its consolidated subsidiaries. References to “China” and “PRC” are references to the People’s Republic of China. References to “CUCBM” are references to China United Coalbed Methane Company, Ltd, and references to “CNPC” are references to China National Petroleum Company. Throughout this prospectus, we use the term “our Chinese partner company” when referring to CUCBM and CNPC, as applicable.

Far East Energy Corporation

Overview

We were incorporated in Nevada on February 4, 2000. In January 2002, we renamed our company Far East Energy Corporation and changed our focus to exploring, developing, producing and selling coalbed methane gas, or CBM. Today, the operations of our company and its subsidiaries concentrate on CBM exploration and development in the Shanxi Province in northern China and the Yunnan Province in southern China. Our goal is to become a recognized leader in CBM property acquisition, exploration, development and production in China. Our principal headquarters office is located at 363 North Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Our main office in China is located in Beijing.

We believe that good environmental, social, health and safety performance is an integral part of our business success. Our commitment to these principles is demonstrated by the fact that we have had no lost-time accidents in over seven years and no major environmental incidents. We conduct our business with respect and care for our employees, contractors, communities, and the environments in which we operate. Our vision is zero harm to people and the environment while creating value for our shareholders as well as for China, including the regions and communities within which we operate. We have a commitment to be a good corporate citizen of China, striving to emphasize and utilize very high levels of Chinese personnel, services, and equipment; and we have achieved very high percentages of Chinese content in each category.

As of December 31, 2012, we had estimated net proved gas reserves of 51.3 billion cubic feet, or Bcf, with an associated standardized measure of our future net cash flows of proved reserves, discounted at 10 percent per annum, of $40.4 million. As of December 31, 2012, total net probable reserves were estimated to be 392.4 Bcf.

We are a party to three production sharing contracts, or PSCs, in China, under which we have the right to explore and potentially develop the 409,824 acre (1,658.5 square kilometers) Shouyang Block in Shanxi Province, or the Shouyang PSC, the Laochang Area, which totals 119,327 acres (482.9 square kilometers) in Yunnan Province, or the Yunnan PSC, and the 573,000 acre (2,318.8 square kilometers) Qinnan Block also in Shanxi Province, or the Qinnan PSC.

The exploration period for approximately 288,570 acres (approximately 1,167.8 square kilometers) of the Shouyang Block expires on June 30, 2015. We met our relinquishment obligation for 2013 under the Shouyang PSC by relinquishing 121,255 acres (approximately 490.7 square kilometers) in June 2013. The Shouyang PSC expires on July 1, 2032 unless extended.

On June 12, 2010, CUCBM and Shanxi Province Guoxin Energy Development Group Limited, or SPG, executed the Shouyang Project Coalbed Methane Purchase and Sales Contract, or the Gas Sales Agreement, to which we are an express beneficiary, to sell CBM produced in the CBM field governed by the Shouyang PSC. Pursuant to the Gas Sales Agreement, SPG is initially required to purchase up to 300,000 cubic meters (10.584 million cubic feet, or MMcf) per day of CBM, or the Daily Volume Limit, produced at the Shouyang Block on a take-or-pay basis, with the purchase of any quantities above such amount to be negotiated pursuant to a separate agreement. The term of the Gas Sales Agreement is 20 years. The per day sales volumes for each year in the two-year period ended December 31, 2012 were below the Daily Volume Limit. Gas sales volume, net to the Company, during 2012 was 260.4 MMcf compared to 140.9 MMcf in 2011.

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On November 28, 2011, Far East Energy (Bermuda), Ltd., our principal operating subsidiary, or FEEB, entered into a Facility Agreement, as borrower, with Standard Chartered Bank, or SCB, as lender, and the Company, as guarantor, which we hereinafter refer to as the Facility Agreement. The Facility Agreement provided for a $25 million credit facility to be used for project costs with respect to the Shouyang Block, finance costs and other general corporate purposes approved by SCB. The Facility Agreement had an initial 9-month term and was subsequently extended. At December 31, 2012, the Facility Agreement was drawn in full.

On January 14, 2013, the Company sold senior secured notes of FEEB, or the Notes, and warrants to purchase common stock of FEEC, or the Warrants, to certain institutional investors for $60,000,000 of gross proceeds in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, pursuant to Section 4(a)(2) thereof and Regulation S thereunder, which transaction we hereinafter refer to as the Private Placement. The Private Placement closed on January 15, 2013.

On January 15, 2013, the Company entered into the Fifth Amendment to the Facility Agreement, dated November 28, 2011, or the Fifth Amendment, among FEEC, FEEB and SCB, to provide for the extension of the maturity date thereof until January 15, 2014. The Fifth Amendment was subject to the repayment of $4.125 million of the outstanding principal amount and the repayment of $0.7 million of capitalized interest. The total amount of outstanding principal and capitalized interest under the Facility Agreement prior to the repayment of such amount was $25.8 million (which includes $125,000 borrowed on January 11, 2013). In addition, accrued interest, amendment fees and certain transaction expenses were paid at closing out of the gross proceeds of the Private Placement. As of January 15, 2013, the amount remaining owed under the Facility Agreement was $21.0 million. After taking into account the amounts paid pursuant to the Fifth Amendment and transaction fees and expenses incurred in connection with the Fifth Amendment and the Private Placement, the net proceeds to the Company of the Private Placement were $52.0 million.

As modified to date, the exploration period of the Yunnan PSC runs to December 31, 2013.

The exploration period of the Qinnan PSC expired on June 30, 2009, and we cannot continue our exploration activities in the Qinnan Block without an extension of the exploration period or a new PSC. We are continuing to pursue an extension of the exploration period of the Qinnan PSC, but we cannot be optimistic at this time. We believe the underlying exploration period should be extended due to events beyond our reasonable control, namely, the lengthy transfer of rights taking place from CUCBM to CNPC.

Some Risks Related to Our Business

We have a limited operating history upon which you can evaluate our performance and prospects. In addition, we cannot forecast operating expenses based on our historical results, and our ability to accurately forecast future revenues is limited. As a result of our limited operating history, we are more susceptible to business risks including risks of capital requirements in excess of capital expenditures, unforeseen capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies. We face significant challenges, expenses and difficulties as an early stage company seeking to explore, develop and produce CBM. We cannot assure you we will ever generate sufficient revenues to achieve profitability, which may negatively impact the price of our common stock. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

We have funded our exploration and development activities primarily through the sale and issuance of common stock and other securities.

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Management will continue to seek to raise additional capital to continue operations and to meet future expenditure requirements necessary to retain our rights under the PSCs. Management intends to seek to obtain additional funds by entering into a strategic relationship or transaction, such as a joint venture, farmout, merger or acquisition, and/or obtaining debt or equity financing. While we will continue to seek to raise funds, there can be no assurance that we will be able to enter any strategic relationship or transaction or that we will be successful in obtaining funds through debt or equity financing. Under certain circumstances, the structure of a strategic transaction may require the approval of the Chinese authorities, which could delay closing or make the consummation of a transaction more difficult or impossible. There can be no assurance that the Chinese authorities will provide the approvals necessary for a transaction or transfer. In addition, the terms and conditions of any potential strategic relationship or transaction or of any debt or equity financing are uncertain and we cannot predict the timing, structure or other terms and conditions of any such arrangements. There can be no guarantee of future fundraising or exploration success or that we will realize the value of our unevaluated exploratory well costs. Management believes that we will continue to be successful in obtaining the funds necessary to continue as a going concern.

In addition to these risks, please see “Risk Factors” and other information included in this prospectus and incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our securities.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described or incorporated by reference in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly and you may lose all or a part of your investment.

Risks Relating to Our Business

We have a limited source of revenue.

We will not generate material revenues from our existing properties until we have successfully completed exploration and development and started meaningful production of CBM. Although we have had some sales under the Gas Sales Agreement since the early first quarter of 2011, we are not able to predict exactly when we will recognize significant revenues. Although SPG has completed its pipeline, which runs within 2 kilometers of our 1H Pilot Area and is being used to transport CBM sold pursuant to the Gas Sales Agreement and in-field gathering system and compression equipment were connected to the pipeline in early January 2011, we have not yet achieved significant production in the Shouyang Block. Additionally, no facilities exist to transport or process CBM near our Yunnan Province project. Our ability to realize revenues from any producing wells may be impaired until these pipelines or facilities are built out or arrangements are made to deliver our production to market.

We must obtain additional capital in order to continue our operations.

As discussed above, we are not able to predict exactly when we will recognize significant revenues. Further, we experienced a 39% decline in gas sales in the second quarter of 2013 due to intermittent power outages and temporary pressure issues with the pipeline into which our gas is sold. Although these issues have now been resolved, we expect to experience operating losses and negative cash flow until production levels in the Shouyang Block increase sufficiently, which will require the drilling and completion of a significant number of productive wells.

Management will continue to seek to secure additional capital to continue operations and to meet future expenditure requirements necessary to retain our rights under our PSCs. In addition to the Notes issued in the Private Placement and subject to the Indenture, management may seek to secure capital by exploring potential strategic relationships or transactions involving one or more of our PSCs, such as a joint venture, farmout, merger, acquisition or sale of some or all of our assets or by obtaining debt, reserves based, project or equity-related financing. However, there can be no assurance that we will be successful in entering into any strategic relationship or transaction, securing capital or raising funds through debt, reserves based, project or equity-related financing. Under certain circumstances, the structure of a strategic transaction may require the approval of the Chinese authorities, which could delay closing or make the consummation of a transaction more difficult or impossible. In particular, any transfer of our rights under any PSC will require the approval of our Chinese partner company. There can be no assurance that the Chinese authorities will provide the approvals necessary for a transaction or transfer. The ongoing global financial crisis has created liquidity problems for many companies and financial institutions, and international capital markets have stagnated, especially in Europe. A continuing downturn in these markets could impair our ability to obtain, or may increase our costs associated with obtaining, additional funds through the sale of our securities or otherwise. The ongoing crisis has created a difficult environment in which to negotiate and consummate a transaction. In addition, the terms and conditions of any potential strategic relationship or transaction or of any debt, reserves based, project or equity related financing are uncertain and we cannot predict the timing, structure or other terms and conditions of any such arrangements or the consideration that may be paid with respect to any transaction or offering of securities and whether the consideration will meet or exceed our offering price.

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If our operating requirements or drilling obligations materially change from those currently planned, we may require more capital than currently anticipated or may be required to secure capital earlier than anticipated. For example, it is possible that the MLR or one of our Chinese partner companies could seek to, among other things, force us to relinquish acreage, increase our capital expenditures or accelerate our drilling program. If we are unable to commit to the expenditures or accelerate our drilling and dewatering efforts, it may adversely affect our ability to extend the terms of our PSCs. If we fail to obtain the necessary funds to complete our exploration activities under our PSCs, and we cannot obtain extensions to the requirements under our PSCs, we would not be able to successfully complete our exploration and development activities and we may lose rights under our PSCs or we may have to limit the acreage used in the Shouyang Block.

We are in the exploration and development phase of our PSCs and have substantial capital requirements that, if not met, will hinder our ability to continue as a going concern.

We face significant challenges, expenses and difficulties as we seek to explore, develop and produce CBM. The development of our projects in China will require that we obtain funding to satisfy very significant expenditures for exploration and development of these projects, if they are to be successful. We will also require resources to fund significant capital expenditures for exploration and development activities in future periods. In this regard, CUCBM or CNPC could seek to renegotiate our PSCs to, among other things, increase our expenditures or accelerate our drilling program beyond the minimum contractual requirements under our PSCs. Our success will depend on our ability to secure additional capital to fund our capital expenditures until such time as revenues are sufficient to fund our activities. If we cannot obtain adequate capital, or do not have sufficient revenue to fund our activities, and we cannot obtain extensions to the requirements under our PSCs, we will not be able to successfully complete our exploration and development activities, and we may lose rights under our PSCs. This would materially and adversely affect our business, financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our debt obligations.

As of June 30, 2013, on a consolidated basis, we had total senior secured indebtedness outstanding of approximately $81.0 million, consisting of $60.0 million aggregate principal amount of the Notes due 2016 and approximately $21.0 million aggregate principal amount under Facility Agreement with SCB plus related accrued interest on such amounts. Subject to the restrictions in the Indenture governing the Notes and in the Facility Agreement, we may incur additional indebtedness. In addition, the Notes provide for PIK interest, which will add to the aggregate principal amount outstanding on each interest payment date in which we are required or elect to pay PIK interest. Our high level of indebtedness could have important consequences for an investment in us and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

•	make it more difficult for us to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

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•	prevent us from raising the funds necessary to repurchase Notes tendered to us if there is a change of control or in connection with an excess cash flow offer, asset sale offer or insurance proceeds offer, which would constitute a default under the Indenture governing the Notes;

•	require us to use a substantial portion of our cash flow from operations or from additional indebtedness or equity capital raises to pay interest and principal on the Facility Agreement and the Notes, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain additional financing for additional drilling, working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit our ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit management’s discretion in operating our business; and

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

The development of CBM properties involves substantial risks, and we cannot assure that our exploration and drilling efforts will be successful.

The business of exploring for and, to a lesser extent, developing and operating CBM properties involves a high degree of business and financial risk that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The selection of prospects for CBM drilling, the drilling, ownership and operation of CBM wells and the ownership of interests in CBM properties are highly speculative. We cannot always predict whether any of our wells will produce commercial quantities of CBM.

Drilling for CBM may involve unprofitable efforts from, among other things, wells that are productive but do not produce CBM in sufficient quantities or quality to realize enough net revenues to return a profit after drilling, operating and other costs. In the oil and gas industry, the cost of drilling, completing and operating wells is often uncertain, and cost overruns are common. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including but not limited to uncooperative inhabitants, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. In addition, other factors such as permeability, structural characteristics of the coal, or the quality or quantity of water that must be produced, may hinder, restrict or even make production impractical or impossible.

Drilling and completion decisions generally are based on subjective judgments and assumptions that are speculative. We may drill wells that, although productive, do not produce CBM in economic quantities. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, the successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the availability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well, or otherwise prevent a property or well from being profitable. We contract with drilling companies to drill certain of our wells in China, and we face the risk that the other party may not perform, which may delay our drilling program. A productive well may also become uneconomic in the event excessive water or other deleterious substances are encountered, which impair or prevent the production of natural gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances. We cannot assure that wells drilled by us will be productive or, even if productive, will produce CBM in economic quantities so that we will recover all or any portion of our investment. In the event we are not successful, we may be required to write off some or all of the capitalized well costs on our financial statements.

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Sales of CBM produced at our Shouyang Block under the Gas Sales Agreement are our only source of revenues, and these revenues are not currently significant.

We will not generate material revenues from our existing properties until we have successfully completed exploration and development and increased production of CBM. Although we have commenced sales under the Gas Sales Agreement, we are not able to predict exactly when we will recognize significant revenues. Gas sales volume, net to the Company, during 2012 was 260.4 MMcf compared to 140.9 MMcf in 2011. Additionally, no facilities exist to transport or process CBM near our Yunnan Province projects. Our ability to realize significant revenues from any producing wells in Yunnan may be impaired until additional pipelines or compressed natural gas, or CNG, facilities are built out or arrangements are made to deliver our production to market.

We are an early stage company and thus have a limited operating history for the purpose of evaluation of our performance and prospects.

We have been engaged principally in developing and implementing strategic operating and exploration plans, raising capital, hiring personnel, entering into contracts, acquiring rights to explore, develop, produce and sell CBM, and drilling, testing and completing exploratory wells. As an early stage company, we have limited operating experience in the distribution and marketing of CBM in China. We have limited operating history upon which you can evaluate our performance and prospects. In addition, we cannot forecast operating expenses based on our historical results, and our ability to accurately forecast future revenues is limited. As a result of our limited operating history, we are more susceptible to business risks, including the risk of unforeseen capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies.

We have a history of losses and expect to incur losses in the foreseeable future. If we do not achieve profitability, our financial condition and our ability to make interest payment in respect of the notes will suffer.

As of December 31, 2012, we have minimal revenues from the sale of CBM. Although we have commenced sales under the Gas Sales Agreement, we expect to continue to experience operating losses and negative cash flow for the foreseeable future. We must secure additional capital and/or generate sufficient revenues to fund anticipated drilling, exploration and operation costs and to achieve and maintain positive net income. We cannot guarantee that we will ever generate sufficient revenues to achieve positive net income, which would negatively impact our ability to make interest payments in respect of the notes. If we do achieve positive net income, we cannot assure you that we will be able to sustain or increase profitability in the future.

We must complete multiple additional CBM wells on our Shanxi Province and Yunnan Province projects before we can significantly increase production in Shanxi and commence production in Yunnan.

As of July 31, 2013, after giving effect to the modification of the Shouyang PSC in 2012, we have drilled to total depth 5 horizontal production wells, 26 vertical production wells, 62 deviated production wells, and 30 appraisal wells in the Shouyang Block. After giving effect to the modification of the Yunnan PSC in 2012, we have drilled to total depth 7 vertical wells and 4 deviated wells in Yunnan Block. As of July 31, 2013, we have drilled to total depth 2 horizontal wells and 5 vertical wells in the Qinnan Block.

While subject to periodic maintenance, we have achieved continuous gas production in some of our wells, but there can be no assurance that mechanical events may not affect production from time to time. We have entered into the Gas Sales Agreement for the purchase and sale of up to the Daily Volume Limit of CBM produced at our Shouyang Block. We plan to continue to dewater existing wells and drill additional wells in the initial 1H Pilot Area to increase production. At this early stage, the volumes being produced while dewatering are still relatively small, and the data obtained is not yet sufficient to be able to project the peak gas production volume or to be able to conclude whether the wells will produce up to the Daily Volume Limit under the Gas Sales Agreement. None of the wells we have drilled to date in Yunnan or Qinnan are currently producing CBM as they are undergoing or will undergo dewatering and production testing. We are analyzing and evaluating drilling data obtained in an effort to determine how many additional wells we have to drill in order to begin production of commercial volumes in Qinnan and Yunnan; and, in Shouyang, while commercial production has been achieved, we desire to drill additional wells to increase production. We cannot make any assurances that we will have the resources to drill enough additional wells in the Shanxi and Yunnan Provinces to significantly increase production in the areas. As a result, even though we may have producing properties in the region, we may not be in a position to derive positive cash flow from operations from such wells. Actual production may vary materially from preliminary test results. Actual production from the wells may be at recovery rates and gas quality materially different than our first indications.

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We are dependent on our key personnel and may not be able to hire and retain key employees to fully implement our business strategy.

Our success will depend largely on our senior management, which includes our executive officers. As we grow our business, we must attract, retain and integrate additional experienced managers, geoscientists and engineers in order to successfully operate and grow our businesses. The number of available, qualified personnel in the oil and gas industry to fill these positions may be limited. Our inability to attract, retain and integrate these additional personnel or the loss of the services of any of our senior executives or key employees could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.

We are not diversified, and we concentrate on one industry.

Our business strategy concentrates on exploration and development of CBM in China. There is an inherent risk in not having a diverse base of properties in exploration and development, because we will not have alternate sources of revenue if we are not successful with our current exploration and development activities. As we will invest substantially all of our assets in this market, we may be more affected by any single adverse economic, political or regulatory event than a more diversified entity. Our failure in the exploration and development of our CBM property rights in China would have a material adverse effect on our business.

We may have difficulty managing growth in our business.

Because of our small size and the relatively large scale of operations required for our business to yield revenue, growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be substantially more demands on these resources. Further, we may be required to respond to any expansion of our activities in a relatively short period of time in order to meet the demands created by the expansion of these activities, the growth of our business and our drilling objectives. The failure to timely upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan. If we are unable to implement these actions in a timely manner, our results and the growth of our business may be adversely affected.

Certain social activist and other institutional investors have divested PetroChina securities because of its operations in various countries subject to U.S. export and asset controls, and our relationship with CNPC, its parent company, may adversely affect our reputation with such investors.

CNPC, our Chinese partner company in the Qinnan PSC, has operations in various countries subject to U.S. export or asset controls. We depend on CNPC, as the holder of the exploration license for CBM, to allow us to operate our Qinnan Block. We are aware of certain organizational and investor efforts to persuade PetroChina, the reporting subsidiary of CNPC in the U.S., to end its business contacts, direct or indirect, with certain countries, including Iran and Sudan, and that investors have divested PetroChina’s securities because of such ties. Iran and Sudan have been designated by the U.S. as state sponsors of terrorism. To date, we have detected no adverse investor sentiment regarding our contractual relationship with CNPC, no reluctance to invest because of such relationship and no desire or intent to divest our securities because of such relationship. Nevertheless, in light of the aforementioned organizational and investor efforts regarding PetroChina, we may suffer an adverse impact on our reputation as a result of our relationship with CNPC.

8

We may be unable to continue to perform our obligations under our PSCs sufficiently or at all, which may have a material and adverse effect on our business, financial condition, results of operations and prospects.

Each of our PSCs for the CBM blocks contains requirements on the performance of the foreign contractors and operators, such as quality of services, timeframe of development plan and minimum capital expenditures. In the event that we are unable to obtain sufficient funding to continue with the development in accordance with the timeframe prescribed in the relevant PSCs, or any failure or undue delay by our subcontractors or service providers to deliver the products or services that meet the quality requirements under the PSCs, we may not sufficiently perform our obligations under the PSCs, which may have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we fail to maintain a continued good working relationship with our Chinese partner companies, our business, financial condition and results of operations may be materially and adversely affected.

Our business operations are based on the PSCs between us and our Chinese partner companies. The success of our business and such growth depend to a significant extent on our working relationship with our Chinese partner companies. However, we cannot assure you that we will be able to maintain a good working relationship with such partners. For instance, if we experience any material disagreement with our Chinese partner companies in the interpretations of any of the terms of the PSCs, or if we fail to comply with the terms of the PSCs in a timely manner or at all, our working relationship with our Chinese partner companies may be adversely affected. Furthermore, we may have disagreements over payment with our Chinese partner companies from time to time. If any Chinese partner company terminates a PSC, fails to perform under a PSC or decides not to enter into any new PSC with us, we cannot assure you that we will be able to secure a new production sharing arrangement in a timely manner or at all. In addition, any failure or undue delay by our Chinese partner companies to comply with the terms of any of the PSCs, or its unwillingness to cooperate with us for any reason, may also have a material adverse impact on the success of our operations.

Our Chinese partner companies control, to a significant extent, the volume of our net production through their status as our sole agent for sales of CBM and the influence they have over the management of the three CBM blocks through the respective joint management committees, or JMCs. If our net production or sales of CBM decreases or if collections and remittances of accounts receivable are impaired, our business, financial condition and results of operations may be materially and adversely affected.

Under the terms of our PSCs, all assets purchased, installed and constructed under the PSCs will eventually become the property of our Chinese partner companies, which could have a material adverse effect on our ability to satisfy our obligations.

Under the terms of the PSCs and in compliance with PRC law, all of the assets purchased, installed and constructed under the PSCs will change ownership after the earlier of (i) full recovery by the foreign contractors of their development costs or (ii) expiration of the PSCs. Before either of these occurrences, we and our Chinese partner companies jointly control the assets under the PSCs and neither we nor our Chinese partner companies can dispose of assets at our or their sole discretion. The ownership of assets during this period is not explicitly defined in the PSCs. After either of these occurrences, our Chinese partner companies will own all of the assets purchased, installed or constructed under the PSCs. Our assets under the PSCs therefore are not under our sole control and may not be available for sale, transfer, encumbrance or other disposition by us without our Chinese partner companies’ approval or at all, which could have a material adverse effect on our ability to satisfy our obligations to our creditors and our shareholders.

We must obtain an extension for our Qinnan Production Sharing Contract to continue our operations in the Qinnan Area in Shanxi Province.

The exploration period of the Qinnan PSC in Shanxi Province expired on June 30, 2009, and we cannot continue our exploration activities in the Qinnan Block without an extension or a new PSC. We are continuing to pursue an extension of the exploration period of the Qinnan PSC and have asserted claims of force majeure pursuant to the terms of the Qinnan PSC, but we cannot be optimistic at this time. We believe the underlying exploration period should be extended due to events beyond our reasonable control, namely the lengthy transfer of rights taking place from CUCBM to CNPC’s wholly owned subsidiary PetroChina. At CNPC’s request, we have provided certain operational and financial information about us to assist them in the decision making process as to whether to recognize an extension of the exploration period in Qinnan. CNPC has completed an accounting audit pursuant to the Qinnan PSC of our expenditures for 2007 and 2008. We have also provided to CNPC at their request our work plan for 2010 for Qinnan. In January 2011, we received a formal notice from CNPC that it has purportedly received all Chinese approvals with respect to the transfer and has requested that we execute a modification agreement to confirm PetroChina as our Chinese partner company for the Qinnan PSC, as a direct assignee from CNPC. In negotiations with CUCBM and PetroChina related to this request, we have endeavored to negotiate an assignment agreement that would reflect the transfer of interest to CNPC, while CNPC and/or PetroChina would acknowledge delays that were incurred by virtue of the issuer not having, for an extended period of time, an official Chinese partner that had the capacity or authority under the Qinnan PSC to work with us. Because of the inability to hold a formal JMC meeting or to have the effective involvement of our Chinese partner company, we believe that our efforts to continue CBM operations in the Qinnan Block have been materially hindered. We continue to discuss this situation with CUCBM and PetroChina, and as recently as January 2012 have submitted a notice of force majeure in accordance with the Qinnan PSC. There has been no formal acknowledgment of our claim of force majeure or our efforts to finalize the transfer agreement from CUCBM to PetroChina. There can be no assurance that we will be successful in extending the exploration period of the Qinnan PSC or that a new PSC will be granted, and we cannot be optimistic at this time. Additionally, in connection with obtaining this extension or a new PSC, we may be required to commit to certain expenditures or to modify the terms or respective ownership interests and/or acreage in the applicable PSC. However, if we are unable to secure sufficient funds to commit to these expenditures, it may adversely affect our ability to extend the Qinnan PSC.

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Lingering disruptions in national and international investment and credit markets or fraud or embezzlement of funds at the financial institutions which hold our assets may adversely affect our business, financial condition and results of operation.

Lingering disruptions in the global financial system have continued to depress capital market activities, limit availability of credit, tighten lending standards and cause higher interest rates and costs of capital. Although the global financial system has stabilized to a certain extent, market conditions may continue or worsen. We can make no assurances that we will be able to obtain additional equity or debt financing to fund our anticipated drilling, exploration and operation costs on terms that are acceptable to us or at all. In the absence of capital obtained through a strategic relationship or transaction with one or more interested companies, or through an equity or debt financing, our ability to operate and to meet our obligations under our PSCs would be impaired, which would have a material adverse effect on our business, financial condition and results of operation and may affect our ability to continue as a going concern.

Our cash and cash equivalents are liquid investments with original maturities of three months or less at the time of purchase. We maintain the cash and cash equivalents with reputable major financial institutions in deposit accounts and U.S. government securities money market accounts. Deposits with these institutions exceed the Federal Deposit Insurance Corporation’s insurance limits or similar limits in foreign jurisdictions. If one or more of these institutions are unable to honor our withdrawal requests or redeem our shares in our deposit or money market accounts as a result of the institution’s financial condition, fraud, embezzlement or otherwise, it could have an adverse effect on our business, financial condition and results of operations. We are not engaged in any foreign currency hedging activities.

Risks Relating to Our Operations in China

No facilities presently exist to transport or process CBM near our Yunnan Province project, and, although a pipeline connects to our Shouyang Block, we have limited rights under Chinese law to enforce SPG’s obligations under the Gas Sales Agreement, which governs that pipeline.

The marketability of any CBM production depends, in part, upon the availability, proximity and capacity of pipelines, gas gathering systems and processing facilities. We may transport our CBM through pipelines or by compressing or liquefying the CBM for transportation.

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Pipelines in Shanxi Province. Currently, two national trunklines, one to Beijing and one to Shanghai, traverse China in proximity to our Shanxi Province projects. Additionally, there are two intra-provincial pipelines that pass within 1 to 2 kilometers of our 1H Pilot Area. Under the Gas Sales Agreement, SPG has begun to purchase gas from the Shouyang Block after the completion of the pipeline, which runs from the Shanjing II pipeline (that runs from Western China to Beijing) to within 2 kilometers of our initial 1H Pilot Area in the Shouyang Block, and then on to the Taiyuan area. The connecting pipeline is complete, and we have installed an in-field gathering system and compression facilities to increase the gas pressure to the pressure required for delivery. Gas sales began shortly after completion of the gathering system and compression facilities. Although we are express beneficiaries of the Gas Sales Agreement, we may have limited rights under Chinese law to enforce SPG’s obligations under the agreement without the cooperation of CUCBM. We cannot guarantee the volumes of gas that may be sold under the Gas Sales Agreement. Costs associated with the Shouyang PSC as well as proceeds and subsidies from gas sales under the Gas Sales Agreement are allocated between us and CUCBM in accordance with our participating interest. There can be no assurance that such government subsidies will continue or that they will be paid in a timely manner upon commencement of gas sales.

The exploration period of the Qinnan PSC in Shanxi Province technically expired on June 30, 2009, and we cannot continue our exploration activities in the Qinnan block without an extension or a new PSC. If we are successful in obtaining an extension of the Qinnan PSC, as to which we are not optimistic, or a recognition by our Chinese partner company that the period should automatically be extended for some period of time, CNG facilities or pipelines to connect our projects to larger pipelines may need to be built to market any CBM that may be produced. There is no assurance that any of the existing pipelines we might desire to connect to in the future will have sufficient capacity available to meet our requirements or the costs of using such pipelines would be economical for our PSCs. Additionally, there is no assurance that after the expiration of the twenty year term of our Gas Sales Agreement we will be able to use its pipeline, or the other existing pipelines on terms acceptable to us or at all, as China does not require that open access to pipeline infrastructure be allowed.

Compressed Natural Gas. If we have initial commercial production of CBM from our Qinnan and Yunnan projects, then, prior to the point at which production reaches pipeline quantities, we could potentially begin to market the CBM produced to local markets as CNG. CNG is an alternative to the construction of a pipeline or LNG facility and is especially appropriate for early stage gas production where gas volumes are lower. We may determine to pursue CNG facilities in order to earn revenues from any early production of CBM. Production of CNG would require the installation of a CNG facility, which would likely be constructed and paid for by the purchaser of our gas production.

Pipelines in Yunnan Province. There are no pipelines in the vicinity of our Yunnan Province project, and we estimate the initial cost to construct a connecting pipeline and compression facilities from our project to the nearest large city, Kunming, may be in the range of $30 million to $45 million. If CUCBM elects a 40% participating interest in our Yunnan Province project, our costs would be reduced accordingly. Because there is no gas pipeline, CNG facility, LNG plant or other offtake vehicle in near proximity to these wells, our ability to sell CBM produced on these projects to communities outside the general area will be contingent upon a pipeline, CNG or LNG plant being built near the Laochang project.

CNPC has undertaken a pipeline construction project, with support from the Yunnan provincial government, to extend the Myanmar-China natural gas pipeline to pass through the city of Kunming, then move eastward through the city of Qujing, and finally go to Guizhou Province in the east. We believe that the construction, which would lay pipelines closer to our projects in the Yunnan Block, would help reduce the costs for CBM offtake from our projects and increase our ability to eventually deliver gas to consumers. The diameter of the pipeline is 1016 mm, and the designed capacity for natural gas is 12 billion cubic meters per year. It is reported that the Myanmar portion of the gas pipeline was completed at the end of May 2013, while the China portion of the gas pipeline may be completed around October 2013. The pipeline runs about 60 kilometers north of the northern boundary of the Laochang sub-block. There can be no assurances that this project will be completed on a timely basis, if ever. Additionally, there is no assurance that we will be able to use the pipeline on terms acceptable to us or at all, as the PRC does not require that open access to pipeline infrastructure be allowed.

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Our business depends on transportation and other facilities owned by others. Any limitation in the availability of those facilities would interfere with our ability to market the CBM we produce.

The marketability of our CBM production depends in part on the availability, proximity and capacity of pipeline and other systems owned by third parties. The amount of CBM that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system, or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we are provided only with limited, if any, notice as to when these circumstances will arise and their duration.

In addition, some of our wells are drilled in locations that are not serviced by gathering and transportation pipelines, or the gathering and transportation pipelines in the area may not have sufficient capacity to transport the additional production. As a result, we may not be able to sell the CBM production from these wells until the necessary gathering and transportation systems are constructed. Any significant curtailment in gathering system or pipeline capacity, or significant delay in the construction of necessary gathering and transportation facilities, would have an adverse effect on our business.

Substantially all of our assets and operations are located in China.

Substantially all of our assets and operations are located in China. Accordingly, our business is subject to a significant extent to the economic, political, and legal developments in China. China is a developing country, has only recently begun participating in global trade with its accession to the World Trade Organization, and has only a limited history of trade practices as a nation. We are subject to the laws, rules, regulations, and political authority of the government of China. We may encounter material problems while doing business in China, such as interactions with the Chinese government and uncertain foreign legal precedent pertaining to developing CBM and enforcing rights under our PSCs and other agreements governed by Chinese law in China. Risks inherent in international operations also include, but are not limited to, the following:

•	global economic conditions;
•	local currency instability;
•	inflation;
•	the risk of realizing economic currency exchange losses when transactions are completed in currencies other than U.S. dollars;
•	the ability to repatriate earnings under existing exchange control laws; and
•	political unrest.

Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic risks, including:

•	nationalization;
•	expropriation;
•	contract renegotiations;
•	trade protection;
•	changes in diplomatic and trade relations between United States and China;
•	government intervention and price fixing in certain markets; and
•	changes in laws resulting from governmental changes.

Additionally, CUCBM and CNPC are subject to rules and regulations of China and the jurisdiction or influence of other governmental agencies in China that may adversely affect their ability to perform under our PSCs as well as our rights in our PSCs with them. These rules and regulations may affect our rights under our PSCs by potentially limiting, renegotiating or precluding us from exploring and developing the full acreage provided for and may also affect the opportunities and obligations under our PSCs. CUCBM and CNPC could seek, among other things, to increase our expenditures or accelerate our drilling program beyond the minimum contractual requirements under our PSCs. We must comply with certain procedural requirements under our PSCs with CUCBM in order to obtain the reimbursement of costs incurred under the PSCs. We cannot assure you that we will recover, or that CUCBM will approve reimbursement of, all costs incurred under the PSCs, which could adversely impact our business, financial conditions and results of operations. In the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

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If we fail to obtain or maintain all required licenses, permits and approvals, or if we are required to take actions to obtain such licenses, permits and approvals which are time-consuming or costly, our business operations and development plans may be materially and adversely affected.

CBM operations such as ours are subject to a significant number of licenses, permits and approvals in the PRC, such as those relating to environmental protection and work safety. In particular, our projects and any expansion plans are subject to extensive governmental review and approval. Our ability to continue to conduct our existing operations and to successfully implement our expansion strategies is dependent upon our obtaining, maintaining and renewing, where necessary, the relevant regulatory approvals under PRC law. We are also dependent on our Chinese partner companies’ ability to obtain governmental approvals and licenses. These approvals include, but are not limited to, environmental approvals, workplace safety approvals, land use rights and approvals from the State Administration of Foreign Exchange. If we or our Chinese partner companies fail to obtain or renew such approvals on a timely basis or at all, we may be subject to fines, ordered to take corrective measures, or subject to other administrative penalties. We may even be prohibited from continuing or expanding our operations due to such failure to obtain or renew such approvals, and we may have to expend considerable time and costs in order to sustain our business.

Our right and ability to continue to occupy and use the land and buildings under each of the PSCs for our long- term use may be uncertain.

Although we have entered into lease agreements with local village committees and other landowners that legally own or have rights to occupy the land which we occupy and use pursuant to the PSCs for our exploration and production activities, we still face certain risks that are inherent to such leasing arrangements. The lessor under any one of these leases may breach its obligations under the relevant lease agreement, or the lease may be terminated due to a breach by the lessor of any PRC law or regulation in exercising its leasing rights under the relevant lease agreement. The leases may also be terminated as a result of a compulsory purchase or acquisition of land by the PRC government. Furthermore, our existing lease agreements are for a term of as little as one year or less and there is no assurance that we will be able to renew them upon expiry on the same terms or those commercially acceptable to us, or at all. Moreover, the relevant lessors have not provided us with the relevant title certificates or documents evidencing that they have the requisite titles or rights to lease the properties to us. Such title documents include land use rights certificates and building ownership certificates. The validity of our leases in respect of these properties may be subject to legal challenge. Our right as occupier of such properties may be adversely affected as a result of the absence of legal title. There can be no assurance that third parties will not seek to assert their ownership rights or rights of possession against these lessors or challenge our leases in the future, or that they will not initiate any legal proceedings against us with respect to our use of such properties. Any of the foregoing will affect our ability to use the land parcels, as we may be subject to fines and/or ordered to take corrective measures, or be temporarily prohibited from using any of these parcels of land for our exploration, production or related activities, which would have an adverse impact on our expansion plans and our future profitability.

PRC regulations may limit our activities and adversely affect our business operations.

Our operations, like those of other CBM companies operating in China, are subject to extensive regulations and control by the PRC government. Although the PRC government has been gradually liberalizing its regulations of the oil and gas industry in recent years, it continues to exercise a certain degree of control over this industry by, among other measures, licensing the right to explore and produce crude oil, assessing and imposing taxes and fees payable in respect of CBM produced and setting safety, environmental and quality standards. These regulations and controls, including any future changes in tax rules or policies, may affect material aspects of our operations and profitability, which may in turn constrain our ability to implement our business strategies, to develop or expand our business operations or to maximize our profitability. For example, the PRC Ministry of Finance has indicated that they are considering enacting a resource tax reform plan, which may include changing the current taxation on extraction of natural resources, but the details of such plan is still unknown. We cannot assure you that the resource tax reform plan or any other future changes in applicable regulations, if enacted, will not have a material adverse effect on our business.

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Uncertainties with respect to the PRC legal system could limit the protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike in common law systems, prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since many laws, rules and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protections that we enjoy either by law or contract.

Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of PRC administrative and court proceedings and the level of legal protection we enjoy in China as compared to more developed legal systems. These uncertainties may impede our ability to enforce our contracts with CUCBM, our service providers and suppliers. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operations. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the oil and gas industry in China, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

Certain facts and statistics in this prospectus and our periodic reports relating to the PRC economy and the CBM industry in the PRC are derived from various governmental official publications and may not be fully reliable.

Certain facts and statistics in this prospectus and our periodic reports filed with the SEC relating to the PRC, the PRC economy, the CBM industry and other related sectors of the PRC are derived from various governmental official publications. However, we cannot guarantee the quality or reliability of such governmental official publications. While we have taken reasonable care to ensure that the facts and statistics presented are accurately reproduced and extracted from such governmental official publications, they have not been independently verified by us, the initial purchasers, or any of its or our affiliates or advisors. We therefore make no representation as to the accuracy of such facts and statistics from governmental official publications, which may not be consistent with other information compiled within or outside the PRC.

Possibly due to inadequate or ineffective collection methods or discrepancies between governmental official publications and market practice and other problems, the official statistics in this prospectus and our periodic reports filed with the SEC relating to the PRC economy and CBM and natural gas industry and other related sectors in the PRC may be inaccurate, or may not be comparable to statistics produced for other economies, and thus should not be unduly relied upon. Furthermore, we cannot assure you that they are stated or compiled on the same basis or with the same degree of accuracy, as may be the case in other countries. In all cases, investors should give consideration as to how much weight or importance they should attach to or place on such official facts or official statistics.

We are exposed to foreign currency risk.

In July 2005, the Chinese government began to permit the RMB to float against the U.S. Dollar. All of our costs to operate our Chinese offices are paid in RMB. Our exploration costs in China may be incurred, and our revenues may be generated, under contracts denominated in RMB or U.S. Dollars. If the value of the U.S. Dollar falls in relation to the RMB, the cost to us of funding our Chinese operations would rise because more U.S. Dollars would be required to fund the same expenditures in RMB. Conversely, if the value of the U.S. Dollar rises in relation to the RMB, the change in exchange rates would decrease our U.S. Dollar cost to fund operations in China. Similarly, devaluation of RMB relative to the U.S. Dollar can reduce the U.S. Dollar value of our local cash flow and local net income.

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To date, we have not engaged in hedging activities to hedge our foreign currency exposure. In the future, we may enter into hedging instruments to manage our foreign currency exchange risk or continue to be subject to exchange rate risk. However, we may not be successful in reducing foreign currency exchange risks, and as a result, we may from time to time experience losses resulting from fluctuations in the value of the RMB.

Inflation may adversely affect our financial condition and results of operations.

Although inflation has not materially impacted our operations in the recent past, increased inflation in China or the U.S. could have a negative impact on our operating and general and administrative expenses, as these costs could increase. In recent years, we have increased our use of Chinese suppliers, including drilling contractors, that are paid in RMB. In the future, inflation in China may result in higher minimum expenditure requirements under our PSCs if CUCBM adjusts these requirements for inflation. A material increase in these costs as a result of inflation could adversely affect our operations and, if there are material changes in our costs, we may seek to raise more funds earlier than anticipated.

We are exposed to the effects of general economic conditions in China.

Our present and any future CBM sales could be adversely affected by a sustained economic recession in China. As our operations and end user markets are primarily in China, a sustained economic recession in that country could result in lower demand or lower prices for the natural gas to be produced by us. The recent meltdown of and disruptions in the global financial system may adversely impact China’s growth rates.

We will continue to depend on a few customers if we increase our gas production.

Although we have begun sales under the Gas Sales Agreement, we are not able to predict exactly when we will recognize significant revenues from our gas production or the volumes of gas that may be sold under that agreement. With respect to the other PSCs and gas sales from the Shouyang PSC in excess of the Daily Volume Limit to be sold under the Gas Sales Agreement, when selling our gas production there may be only a small number of entities we or our Chinese partner companies can contract with which will purchase any gas we may produce. Losing any such potential contract or client would have a material negative impact on our business.

Risks Related to the Oil and Gas Industry

The volatility of natural gas and oil prices could harm our business.

Our future revenues, profitability and growth as well as the carrying value of our oil and gas properties depend to a large degree on prevailing oil and gas prices. Our ability to borrow additional funds and to obtain additional equity funding on attractive terms also substantially depends upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, uncertainties within the market and a variety of other factors beyond our control. These factors include weather conditions in China, the condition of the Chinese economy, the activities of the Organization of Petroleum Exporting Countries, governmental regulation, including deregulation of the natural gas market, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternative fuel sources. Prices for oil and natural gas have been and are likely to remain extremely unstable. The Chinese government has recently adopted a new policy with a view to de-regulating the natural gas market. On December 26, 2011, the National Development and Reform Commission issued the Notice on the Trial Reform of Natural Gas Pricing Mechanism in Guangdong and Guangxi (the “Notice”) as a first step effort to de-regulate China’s gas pricing regime. Under the Notice, Guangdong and Guangxi have been selected to implement the new pricing scheme as a pilot program and if this pilot program works well, it will probably roll out across the country. Pursuant to the Notice, the benchmark price is the ex-factory gas price in the Shanghai market. In calculating the benchmark price, the price of two types of alternative resources oil and LNG is taken into account. The ex-factory gas price to be adopted in Guangdong and Guangxi should be calculated by reference to the Shanghai benchmark price. The Notice sets a ceiling for the ex-factory price for Guangdong and Guangxi, being 2.74 RMB cubic meters (roughly equivalent to US $12.28 McF) in Guangdong and 2.57 RMB cubic meters (roughly equivalent to US $11.52 McF) in Guangxi based on the December 31, 2012 exchange rate. Under such ceilings, the suppliers and purchasers are free to negotiate and determine the actual purchase price. The Notice further sets out that the ex-factory price for unconventional gas such as shale gas and CBM will be set according to the market demand. Also in December 2011, the National Development and Reform Commission and the National Resources Bureau jointly issued the Twelfth Five-Year Plan for Coal-Bed Methane Development and Usage, which lays down the Chinese government’s focus on the development of CBM projects in 2015-2020.

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We may not be able to successfully compete with rival companies.

The energy industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of CBM prospects suitable for enhanced production efforts, and the hiring of experienced personnel. Our competitors in CBM acquisition, development, and production include major integrated oil and gas companies in addition to substantial independent energy companies. Many of these competitors possess and employ financial and personnel resources substantially greater than those that are available to us and may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can. Our financial or personnel resources to generate revenues in the future will depend on our ability to select and acquire suitable producing properties and prospects in competition with these companies.

The production and producing life of wells is uncertain and production will decline over time.

If any well becomes commercially productive, it will not be possible to predict the life and production of that well. The actual producing lives could differ from those anticipated. Sufficient CBM may not be produced for us to receive a profit or even to recover our initial investment. In addition, production from our CBM wells will decline over time, and does not indicate any consistent level of future production.

The CBM reserve data in this prospectus and our periodic reports filed with the SEC are only estimates and the actual production, revenues and expenditures with respect to our net reserves may differ materially from these estimates.

The CBM reserve estimates are important data to us for making future development and production plans and estimation of our expected recovery of operating costs incurred and profit-sharing oil. The CBM reserve data in this prospectus and our periodic reports filed with the SEC are only estimates. The reliability of reserve estimates depends on the following factors, some of which are beyond our control and may fluctuate or prove to be incorrect over time:

•	the quality and quantity of technical and economic data;

•	the prevailing gas prices applicable to our net production;

•	the production performance of the reservoirs;

•	estimation of future costs;

•	extensive engineering judgments; and

•	consistency in the PRC government’s gas policies.

There are numerous uncertainties inherent in estimating quantities of proved CBM reserves, and in the timing of development expenditures and the projection of future rates of production. Adverse changes in economic conditions may render it uneconomical to develop certain reserves. Our actual production, revenues, taxes and fees payable and development and operating expenditures with respect to our net reserves may likely vary from these estimates. Results of drilling, testing and production after the date of the estimates may require substantial upward or downward revisions in our reserve data. Our actual production, revenues and expenditures with respect to our net reserves may differ materially from these estimates because of these revisions.

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We may suffer losses or incur liability for events as the operator of a property or as to which we have chosen not to obtain insurance.

Our operations are subject to hazards and risks inherent in producing and transporting oil and natural gas, such as fires, natural disasters, explosions, pipeline ruptures, spills, and acts of terrorism, all of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and others. The occurrence of any of these events could result in the following:

•	substantial losses due to injury and loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities; and

•	regulatory investigation and penalties and suspension of operations.

As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations.

Environmental hazards and liabilities may adversely affect us and result in liability.

There are numerous natural hazards involved in the drilling of CBM wells, including unexpected or unusual formations, pressures, and blowouts and involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations.

We maintain insurance coverage for our operations in amounts we deem appropriate, but we do not believe that insurance coverage for environmental damages that occur over time, or complete coverage for sudden and accidental environmental damages, is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur. The insurance coverage we do maintain may also be insufficient. In that event, our assets would be utilized to pay personal injury and property damage claims and the costs of controlling blowouts or replacing destroyed equipment rather than for additional drilling activities.

We face substantial governmental regulation and environmental risks.

Our business is subject to various laws and regulations that may be changed from time to time in response to economic or political conditions. Matters subject to regulation include the following:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties;

•	taxation; and

•	environmental protection.

Regulatory agencies may also impose price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve oil and gas.

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We are subject to environmental regulation that can materially and adversely affect the timing and cost of our operations.

Our exploration and proposed production activities are subject to certain laws and regulations relating to environmental quality and pollution control. Our operations in China are governed by our PSCs and the Shanxi farmout agreements. We are subject to the laws, decrees, regulations and standards on environmental protection and safety promulgated by the Chinese government. Various government laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of waste or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect our current exploration efforts and future development, processing and production operations and the costs related to them. These regulations require us to obtain environmental permits to conduct seismic acquisition, drilling or construction activities. Such regulations also typically include requirements to develop emergency response plans, waste management plans, environmental plans and spill contingency plans.

Existing environmental laws and regulations may be revised or new laws and regulations may be adopted or become applicable to us. Revised or additional laws and regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from insurance or our customers, could have a material adverse effect on our business, financial condition or results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and exploitation plans on a timely basis and within our budget.

Shortages or the high costs of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in China, we could be materially and adversely affected.

Risks Relating to our Securities

There are a substantial number of shares of our common stock underlying outstanding warrants and options as well as shares of our common stock that cannot currently be traded without restriction but which may become eligible for trading in the future. We cannot predict the effect future sales of our common stock will have on the market price of our common stock.

On August 8, 2013, we had 500 million shares of common stock authorized, of which approximately 346.1 million shares of common stock were issued and outstanding. As of August 8, 2013, of the issued and outstanding shares, 6.2 million, or 1.8%, were “restricted stock” subject to resale restrictions. These shares of restricted stock will be available for trading in the future, so long as all the requirements of Rule 144, promulgated under the Securities Act are met or if such shares are registered for resale. Additionally, as of August 8, 2013, we had another 82.2 million shares of common stock subject to options and warrants, which may be issued in the future upon exercise of the applicable options and warrants.

We cannot predict the effect, if any, that future sales of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, such as the outstanding securities registered or to be registered on registration statements, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We are currently prohibited from paying dividends on our common stock.

We have not paid dividends on our common stock, and the indenture governing our notes currently prohibits us from paying dividends in the future. Consequently, it is uncertain when, if ever, we will declare dividends to our common stockholders. Investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur.

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The price of our common stock could be volatile.

The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in market valuations of oil and gas companies;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	failure to extend the terms of our production sharing contracts;

•	additions or departures of key personnel;

•	future sales of our common stock;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels of our common stock; and

•	commencement of or involvement in litigation.

In addition, the trading volume of our common stock is relatively small, and the market for our common stock may not be able to efficiently accommodate significant trades on any given day. As a result, sizable trades of our common stock may cause volatility in the market price of our common stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of our common stock.

Trading in our common stock is limited and sporadic, and a significant market for our common stock may not develop.

Our common stock is currently eligible for trading only on the OTC Bulletin Board. While there currently exists a limited and sporadic public trading market for our common stock, the price paid for our common stock and the amount of common stock traded are volatile. We cannot assure or guarantee you that the trading market for our common stock will improve or develop further, and as a result, the liquidity of our common stock may be reduced and you may not recover any of your investment.

We may issue additional equity securities without the consent of stockholders. The issuance of any additional equity securities would further dilute our stockholders.

Our board of directors has the authority, without further action by the stockholders, to issue up to 500 million shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. We also have 500 million shares of common stock authorized under our charter documents, of which approximately 346,078,509 shares were issued and outstanding as of August 8, 2013. The issuance of preferred stock and this right is currently subject to restrictions under our senior secured notes, we may need to do so in the future in connection with capital raising transactions. In addition, we may issue additional shares of common stock or other equity securities, including securities convertible into shares of common stock, in connection with capital raising activities. The issuance of additional common stock, including the effect of certain anti-dilution adjustments in certain of our outstanding warrants, would also have a dilutive impact on our stockholders’ ownership interest in our company.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “consider” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

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We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content; there can be no assurance as to the volume of gas that is ultimately produced or sold from our wells; the fracture stimulation program may not be successful in increasing gas volumes; due to limitations under Chinese law, we may have only limited rights to enforce the Gas Sales Agreement, to which we are an express beneficiary; additional wells may not be drilled, or if drilled may not be timely; additional pipelines and gathering systems needed to transport our gas may not be constructed, or if constructed may not be timely, or their routes may differ from those anticipated; the pipeline and local distribution/compressed natural gas companies may decline to purchase or take our gas (although the Gas Sales Agreement with the pipeline is a “take or pay” contract), or we may not be able to enforce our rights under definitive agreements with pipelines; conflicts with coal mining operations or coordination of our exploration and production activities with mining activities could adversely impact or add significant costs to our operations; the Chinese Ministry of Commerce, the principal regulatory authority with oversight responsibility for our production sharing contracts, may not approve on a timely basis or at all, the extension of the Qinnan PSC or, if so, on commercially advantageous terms; our Chinese partner companies or the Chinese Ministry of Commerce may require certain changes to the terms and conditions of the Shouyang or Yunnan PSCs in conjunction with their approval of any extension of the exploration period, including reductions in acreage or a reduction in the term of the extension for the exploration period; our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of CBM; our inability to extract or sell all or a substantial portion of our estimated CBM resources; we may not satisfy requirements for listing our securities on a securities exchange; expropriation and other risks associated with foreign operations; disruptions in capital markets affecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our filings with the SEC.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made. All subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We assume no obligation to update any of these statements.

USE OF PROCEEDS

All of our common stock covered by this prospectus will be sold by or for the account of the selling stockholders. We will receive no proceeds from the sale from time to time of our common stock by the selling stockholders. However, this prospectus covers the offer of shares of common stock issuable in the future upon the exercise of warrants to purchase up to an aggregate of 57,586,439 shares of our common stock, as described below under the heading “Selling Stockholders” in this prospectus, at an exercise price of $0.085 per share, subject to adjustment. If all of the warrants are exercised in full for cash, we would receive aggregate gross proceeds of approximately $4.9 million. There can be no assurance any of the warrants will be exercised by the selling stockholders. We expect to use proceeds, if any, from exercise of the warrants for funding operations or for working capital or other general corporate purposes, and for any other corporate purposes that we may specify in any prospectus supplement.

We cannot assure that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part. The selling security holders will pay any brokerage commissions or similar charges incurred for the sale of such shares of our common stock. We will bear certain other costs, fees and expenses incurred in effecting the registration and sale of the shares of common stock covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

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SELLING STOCKHOLDERS

The shares of our common stock to which this prospectus relates are being registered to permit the selling stockholders and certain of their transferees after the date of this prospectus to offer or sell the shares as and when they deem appropriate. We refer to all of these possible sellers as the “selling stockholders” in this prospectus. The selling stockholders may sell all, a portion or none of their shares at any time.

On January 14, 2013, we entered into a Securities Purchase Agreement with certain of the selling stockholders pursuant to which Far East Energy sold senior secured notes for $60,000,000 of gross proceeds in the Private Placement, exempt from the registration requirements of the Securities Act. Ashmore Group plc and certain of its affiliates, or the Ashmore Entities, also received warrants to purchase up to 56,086,439 shares of common stock at an exercise price of $0.085 per share, subject to certain adjustments. As compensation for services provided by Knight Capital Americas LLC, or Knight, to us in connection with the Private Placement, we issued additional warrants to purchase 1,500,000 shares of common stock to Knight and certain of its affiliates, on identical terms as the warrants issued in the Private Placement. Knight subsequently disposed of all of its warrants, transferring warrants to purchase 750,000 shares of common stock to each of Tarun Bhatt and William Kelly.

The warrants are exercisable at any time prior to 5:00 p.m. New York City time on December 31, 2017. The holders of the warrants are entitled to certain registration rights set forth in two substantively identical registration rights agreements, the first, a Registration Rights Agreement, dated May 15, 2013 but effective as of January 15, 2013, between us and Knight, which we hereinafter refer to individually as the Knight Registration Rights Agreement, and, the second, a Registration Rights Agreement, dated January 15, 2013, between us and the Ashmore Entities, which we hereinafter refer to individually as the Ashmore Registration Rights Agreement and collectively refer to with the Knight Registration Rights Agreement as the Registration Rights Agreements. Under the Registration Rights Agreements, we agreed to file a registration statement on the appropriate form with the SEC to register under the Securities Act the resale of the shares of common stock issuable upon exercise of the warrants within 210 days after the date of issuance of the warrants and to use our best efforts to cause the registration statement to be declared effective by the SEC under the Securities Act within 360 days after the issuance of the warrants (or within 390 days after the date of issuance of the warrants if we receive comments on the registration statement from the SEC).

The terms of the warrants are governed by two substantively identical warrant agreements, the first, a Warrant Agreement, dated January 15, 2013, between Far East Energy and Continental Stock Transfer & Trust Company, as warrant agent, which we hereinafter refer to individually as the Ashmore Warrant Agreement, and, the second, a Warrant Agreement, dated May 15, 2013 but effective as of January 15, 2013, which we hereinafter refer to individually as the Knight Warrant Agreement and collectively refer to with the Ashmore Warrant Agreement as the Warrant Agreements. The Warrant Agreements provide for anti-dilution provisions, including, but not limited to, adjustments for (i) stock splits, reverse stock splits and stock dividends, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities at a price per share less than the current market value of our common stock at the record date therefor, (iii) certain distributions of cash, evidence of indebtedness or other property or assets to holders of any class of common stock, (iv) certain reclassifications, consolidations, mergers or sales of assets of Far East Energy and (v) certain issuances or sales, or deemed issuances or sales, of shares of common stock for an effective price below the then-effective exercise price of the warrants or for an effective price greater than the then-effective exercise price but less than or equal to $0.425 per share, subject to adjustment, or for an effective price greater than $0.425, subject to adjustment, but less than the current market price per share at the time of such issuance or sale.

The foregoing description is qualified in its entirety by reference to the actual provisions of the Securities Purchase Agreement, the Ashmore Registration Rights Agreement and the Ashmore Warrant Agreement, which are attached as Exhibits 10.1, 10.2 and 4.2, respectively, to the Form 8-K filed by us with the SEC on January 18, 2013 and are incorporated herein by reference. It is further qualified in its entirety by reference to the actual provisions of the Knight Registration Rights Agreement and Knight Warrant Agreement, which are attached as Exhibits 10.1 and 4.1, respectively, to our Quarterly Report on Form 10-Q for the period ended June 30, 2013.

The following table sets forth the maximum number of shares of common stock to be sold by the selling stockholders. The percentage of shares beneficially owned after the offering is based on 346,078,509 shares of our common stock outstanding as of August 8, 2013. Except as otherwise indicated, each selling stockholder and/or certain of their affiliates has sole voting and dispositive power with respect to such shares. We have prepared this table using information furnished to us by or on behalf of the selling stockholders.

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	Beneficial Ownership Prior to Offering			Maximum Number of Shares that may be	Beneficial Ownership After Offering(1)
Name	Shares		Percentage(2)	Offered Hereby	Shares	Percentage
Ashmore Group plc	56,086,439	(3)	13.23%	56,086,439	0	*
Ashmore Investment Management Limited	56,086,439	(3)	13.23%	56,086,439	0	*
Ashmore Investments (UK) Limited	56,086,439	(3)	13.23%	56,086,439	0	*
Asset Holder PCC Limited in respect of Ashmore Emerging Markets Liquid Investment Portfolio	9,347,740	(3)	2.20%	9,347,740	0	*
Ashmore Emerging Markets Debt Fund	4,393,438	(3)	1.04%	4,393,438	0	*
Ashmore Emerging Markets Debt and Currency Fund Limited	3,552,141	(3)	*	3,552,141	0	*
Ashmore Funds, a Massachusetts business trust, on behalf of Ashmore Emerging Markets Total Return Fund	1,308,684	(3)	*	1,308,684	0	*
Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Total Return Fund	280,432	(3)	*	280,432	0	*
Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Total Return Fund II	93,477	(3)	*	93,477	0	*
Stichting Pensioenfonds Van de Metalektro	841,297	(3)	*	841,297	0	*
Ashmore SICAV Emerging Markets Debt Fund	1,028,251	(3)	*	1,028,251	0	*
Global High Yield, a sub-fund of Mediolanum Best Brands	2,056,503	(3)	*	2,056,503	0	*
Ashmore Growing Multi Strategy Fund Limited	373,910	(3)	*	373,910	0	*
Ashmore Emerging Markets Corporate High Yield Fund Limited	11,123,810	(3)	2.62%	11,123,810	0	*
Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Corporate Debt Fund	5,889,076	(3)	1.39%	5,889,076	0	*
Ashmore Funds, a Massachusetts business trust, on behalf of Ashmore Emerging Markets Corporate Debt Fund	186,955	(3)	*	186,955	0	*
Ashmore SICAV in respect of Ashmore SICAV Emerging Markets Asian Corporate Debt Fund	280,432	(3)	*	280,432	0	*
Ashmore Emerging Markets Tri Asset Fund Limited	7,104,282	(3)	1.68%	7,104,282	0	*
Ashmore Emerging Markets High Yield Plus Fund Limited	2,617,367	(3)	*	2,617,367	0	*
Ashmore Global Special Situations Fund 5 Limited Partnership	5,608,644	(3)	1.32%	5,608,644	0	*
Tarun Bhatt	750,000	(4)	*	750,000	0	*
William Kelly	750,000	(4)	*	750,000	0	*
TOTAL	57,586,439		13.58%	57,586,439	0	*

*	Less than 1%.

(1)	Assumes that each named selling stockholder sells all of the common stock he or it beneficially owns that is covered by this prospectus and neither acquires nor disposes of any other shares of common stock, or right to purchase other shares of common stock subsequent to the date as of which we obtained information regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the common stock shown as offered by them, we cannot estimate the actual number of shares of common stock (or actual percentage of the class) that will be held by any selling stockholder upon completion of the offering.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 346,078,509 shares of common stock outstanding as of August 8, 2013 and 77,925,630 shares of common stock underlying warrants and stock options exercisable within 60 days of August 8, 2013. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of any options or warrants to purchase shares of common stock held by the selling stockholders and all other options or warrants exercisable within 60 days of August 8, 2013.

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(3)	The amount of beneficial ownership of the shares and other information relating to the Ashmore Entities is based on a Schedule 13D filed with the SEC on January 25, 2013. Ashmore Investments (UK) Limited (“AI(UK)L”) is the parent company of Ashmore Investment Management Limited (“AIML”). AI(UK)L is a wholly-owned subsidiary of Ashmore Group plc (“Ashmore Group”). Based on the Schedule 13D, each of Ashmore Group, AI(UK)L and AIML may be deemed to be the beneficial owner of 56,086,439 shares of common stock underlying the warrants. Ashmore Group, AI(UK)L and AIML each reported shared voting power and shared dispositive power over the 56,086,439 shares underlying such warrants.

(4)	The amount of beneficial ownership of the shares is based on the number of shares issuable upon exercise of the warrants issued to Knight pursuant to the Knight Warrant Agreement along with instruments of transfer from Knight to Messrs. Tarun Bhatt and William Kelly.

We are registering 57,586,439 shares of our common stock on behalf of the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the OTC Bulletin Board or on any other securities exchange, market or trading facility on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade, including a trade where a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may sell the shares of common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares of common stock from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTC Bulletin Board or any other exchange or market. The selling stockholders may also transfer the shares of common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares of common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of common stock are then listed. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

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From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). The obligations of the brokers, dealers or underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement. Any offering price and any discounts or concessions allowed or reallowed or paid by brokers, dealers or underwriters to other dealers may be changed from time to time. Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares of common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge the shares of common stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares of common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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We have agreed to indemnify the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the shares of common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against specified liabilities, including liabilities under the Securities Act.

The warrants exercisable for shares of common stock offered by this prospectus were originally issued to the selling stockholders pursuant to exemptions from the registration requirements of the Securities Act, as amended. We agreed to register the shares of common stock under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay the expenses incident to the registration of the shares of common stock in connection with this offering.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus. We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

To facilitate the offering of shares of common stock covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. This may include over-allotments or short sales of the shares of common stock, which involve the sale by persons participating in the offering of more securities than the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the shares of common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

DESCRIPTION OF CAPITAL STOCK

The below discussion of our capital stock, our Articles of Incorporation and our Amended and Restated Bylaws is only a summary and is not complete. For more information regarding capital stock which may be offered by this prospectus, please refer to the applicable prospectus supplement, our Articles of Incorporation and our Amended and Restated Bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part and which are incorporated herein by reference, and, if applicable, any certificate of designation establishing a series of preferred stock, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preferred stock.

General

Our Articles of Incorporation, as amended, authorize the issuance of up to 500,000,000 shares of common stock, par value $0.001 per share, and up to 500,000,000 shares of preferred stock, par value $0.001 per share. As of August 8, 2013, 346,078,509 shares of common stock were issued and outstanding excluding 67,161,513 shares issuable upon exercise of warrants and 15,023,832 shares issuable upon exercise of outstanding options, and no shares of preferred stock were issued and outstanding.

Transfer Agent and Registrar

Our registrar and transfer agent is Corporate Stock Transfer, Inc. located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

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Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our directors are elected by a plurality. Holders of common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of our board of directors can elect all of the directors if they choose to do so, provided that a quorum is present. Unless our Articles of Incorporation, our Amended and Restated Bylaws, the Nevada Revised Statutes, any rules or regulations applicable to us or our securities or other applicable law provide for a different proportion, action by the stockholders entitled to vote on other matters will be approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, provided that a quorum is present. As a result, the rights of the holders of our common stock may be modified if the number of votes cast in favor of the modification exceed the number of votes cast in opposition. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to preferential dividend rights of outstanding preferred stock, if any. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of outstanding preferred stock, if any. Holders of common stock have no preemptive, sinking fund, redemption or conversion rights.

The following provisions of our Articles of Incorporation and our Amended and Restated Bylaws may make a change of control of our Company more difficult and may delay stockholder actions with respect to business combinations and the election of new members to our Company’s board of directors:

•	an article in our Articles of Incorporation and a bylaw in our Amended and Restated Bylaws limiting the number of directors to nine;

•	a bylaw in our Amended and Restated Bylaws limiting the persons who may call special meetings of stockholders to our Company’s chairman of the board, chief executive officer, or, if there is no chairman of the board or chief executive officer, then the president upon written request from at least a majority of the directors;

•	a bylaw in our Amended and Restated Bylaws limiting the business that may be acted on at a special meeting of the stockholders to the matters set forth in the notice of the meeting;

•	a bylaw in our Amended and Restated Bylaws prohibiting stockholder action by written consent;

•	bylaws in our Amended and Restated Bylaws providing time limitations for nominations for election to the board of directors and for proposing matters that can be acted upon at any stockholder meeting;

•	a bylaw in our Amended and Restated Bylaws limiting the persons who are eligible for election as directors to the persons nominated in accordance with the Amended and Restated Bylaws;

•	bylaws in our Amended and Restated Bylaws requiring the approval of not less than two-thirds of the voting power of our Company to remove a director from office or to rescind, alter, amend or repeal the Amended and Restated Bylaws; and

•	an article in our Articles of Incorporation authorizing our board of directors, subject to any limitations presented by law, to provide for the issuance of shares of our preferred stock in one or more series.

In addition to the provisions in our Articles of Incorporation or Amended and Restated Bylaws, the anti-takeover provisions of Sections 78.411 through 78.444 and Sections 78.378-78.3793 of the Nevada Corporation Law may apply to our Company and could also delay, defer or prevent a change in control of our Company.

Section 78.438 of the Nevada Corporation Law prohibits us from merging with or selling more than 5% of our assets or stock to any person (“Interested Stockholder”) who or which owns (or certain persons affiliated or associated with us who or which owned at any time within the past two years) 10% or more of our stock (or any person related to an Interested Stockholder) for two years after the date on which the Interested Stockholder first became an Interested Stockholder, unless such transaction or the transaction by which the person first became an Interested Stockholder is approved by our board of directors before the person became an Interested Stockholder or the transaction is approved by our board of directors and is also approved by at least 60% of our shares not owned by the interested stockholders or related persons. Other provisions of the statute also generally prohibit us from completing any of the transactions described in the preceding sentence with an Interested Stockholder more than two years after the date on which the Interested Stockholder first became an Interested Stockholder and his, her or its related entities unless such transaction or the transaction by which the person first became an Interested Stockholder was approved by our board of directors before the person became an Interested Stockholder or is approved by a majority of our shares, other than shares owned by the Interested Stockholder or related persons or certain minimum price requirements are met.

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Section 78.379 Nevada Corporation Law prohibits an acquirer, under certain circumstances, from voting its shares of our common stock after obtaining a certain ownership threshold, unless the acquirer obtains approval of voting rights for their shares from our disinterested stockholders. The statute specifies three ownership thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” under the statute and such shares are deprived of the right to vote until the disinterested stockholders restore the right. The provision also provides that in the event that control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Special Meetings of Stockholders

Our Amended and Restated Bylaws provide that special meetings of stockholders may be called by the chairman of our board of directors or by our chief executive officer, if any, or if there is no chairman of the board of directors and no chief executive officer, then by our president. Stockholders have no right to request or call a special meeting.

No Action Without A Meeting

No action may be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by our Amended and Restated Bylaws. The stockholders may not take action by written consent.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock or delaying or preventing our change in control without further action by the stockholders.

Listing

Our common stock is quoted on OTC Bulletin Board under the symbol “FEEC”.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Emmel & Klegerman PC, Las Vegas, Nevada. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2012, including management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and the financial statement schedule included therein, to the extent and for the periods set forth in their reports, have been audited by our independent registered public accounting firm, JonesBaggett LLP, and have been incorporated herein by reference in reliance upon the reports of JonesBaggett LLP, given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.fareastenergy.com under the “Investor Relations—SEC Filings” caption to the SEC’s Edgar Database. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	Our Amendment No. 1 on Form 10-K/A to our Annual Report for the year ended December 31, 2012;

(c)	Our Amendment No. 2 on Form 10-K/A to our Annual Report for the year ended December 31, 2012;

(d)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(e)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

(f)	Our Current Reports on Form 8-K filed with the Commission on January 18, 2013, January 31, 2013, February 20, 2013, March 6, 2013, May 13, 2013 and May 24, 2013; and

(g)	The description of our common stock contained in our Registration Statement on Form 10-SB12G/A, filed with the SEC on May 16, 2001, pursuant to Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380,
Houston, Texas

(832) 598-0470

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Far East Energy Corporation

PROSPECTUS

57,586,439 Shares of

Common Stock

, 2013

We have not authorized any dealer, salesperson or any other person to give you written information other than this prospectus or to make any representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of any offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder shall create an implication that the information contained herein or the affairs of Far East Energy Corporation have not changed since the date hereof.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee:

SEC Registration Fee	$1,178
Printing and Engraving	3,500
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	5,000
Miscellaneous	1,000
Total	$40,678

Item 15. Indemnification of Directors and Officers

Article XI of our Articles of Incorporation (the “Articles”) limits the liability of our directors and officers. It provides that a director or officer of the company will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director or officer derived any improper personal benefit. The Articles also provide that, if Nevada General Corporation Law is amended in the future to authorize corporate action that would further eliminate or limit a director’s or officer’s liability, then such liability will be eliminated or limited to the fullest extent permitted by Nevada General Corporation Law, as amended. It also provides that any repeal or modification of the foregoing provision will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer existing at the time of such repeal or modification.

Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act in his capacity as director or officer unless it is proven that (a) the director’s or officer’s acts or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article XI of our Articles of Incorporation would be deemed to provide for greater individual liability than Section 78.138, the provisions of such statute should control.

Additionally, Nevada Revised Statutes Sections 78.7502 and 78.751 permits us to indemnify our directors and officers in accordance with the following provisions:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

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2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to 78.138 of the Nevada Revised Statutes or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in items 1 and 2 above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4. Any discretionary indemnification under items 1 and 2 above, unless ordered by a court or advanced pursuant to item 5 below, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751, respectively:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to items 1 or 2 above or for the advancement of expenses made pursuant to item 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

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As permitted by Article XII of our Articles, our Amended and Restated Bylaws provide for mandatory indemnification of directors and officers generally consistent with the foregoing provisions of the Nevada Revised Statutes. We may purchase and maintain insurance on behalf of our directors, officers, employees and agents for any liability asserted against such persons and liability or expenses incurred by such persons in their capacity as a director, officer, employee or agent, or arising out of status as such, whether or not the company has the authority to indemnify such persons against such liability and expenses.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed in the exhibit index immediately following the signature pages are filed as part of this registration statement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That the registrant has been advised that in the opinion of the Commission any indemnification pursuant to a provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on August 13, 2013.

Far East Energy Corporation

By:	/S/ Michael R. McElwrath
Michael R. McElwrath Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. McElwrath and Jennifer D. Whitley and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. McElwrath Michael R. McElwrath	Chief Executive Officer, President and Director (Principal Executive Officer)	August 13, 2013

/s/ Jennifer D. Whitley Jennifer D. Whitley	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2013

/s/ Donald A. Juckett Donald A. Juckett	Chairman of the Board	August 13, 2013

/s/ William A. Anderson William A. Anderson	Director	August 13, 2013

/s/ C. P. Chiang C. P. Chiang	Director	August 13, 2013

/s/ John C. Mihm John C. Mihm	Director	August 13, 2013

/s/ Lucian L. Morrison Lucian L. Morrison	Director	August 13, 2013

/s/ Thomas E. Williams Thomas E. Williams	Director	August 13, 2013
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Exhibit Index

Exhibit Number	Description
4.1	Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005 (SEC File No. 000-32455)).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 17, 2005 (SEC File No. 000-32455)).
4.3	Specimen stock certificate (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005 (SEC File No. 000-32455)).
4.4	Warrant Agreement, dated January 15, 2013, between the Company and Continental Stock Transfer and Trust Company, as warrant agent (including form of warrant) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 18, 2013 (SEC File No. 000-32455)).
4.5	Securities Purchase Agreement, dated January 14, 2013, among Far East Energy (Bermuda), Ltd., the Company and the purchasers set forth therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2013 (SEC File No. 000-32455)).
4.6	Registration Rights Agreement, dated January 15, 2013, among the Company and the purchasers set forth therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 18, 2013 (SEC File No. 000-32455)).
4.7	Warrant Agreement, dated May 15, 2013 but effective as of January 15, 2013, between the Company and Continental Stock Transfer and Trust Company, as warrant agent (including form of warrant) (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed on August 7, 2013 (SEC File No. 32455)).
4.8	Registration Rights Agreement, dated May 15, 2013 but effective as of January 15, 2013, between the Company and Knight Capital Americas, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed on August 7, 2013 (SEC File No. 32455)).
5.1*	Legal Opinion of Emmel & Klegerman PC.
23.1*	Consent of JonesBaggett LLP.
23.2	Consent of Emmel & Klegerman PC (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereto).
*	Filed herewith.

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